Exhibit 10.07

ORACLE CORPORATION AMENDED AND RESTATED
2000 LONG-TERM EQUITY INCENTIVE PLAN

SECTION 1. Purpose. This Amended and Restated 2000 Long-Term Equity Incentive Plan (“Plan") is established as a compensatory plan to enable Oracle Corporation (the “Company") to provide an incentive to eligible employees, officers, independent consultants, directors who are also employees or consultants, and advisers whose present and potential contributions are important to the continued success of the Company; to afford such persons an opportunity to acquire a proprietary interest in the Company, and to enable the Company to continue to enlist and retain in its employ the best available talent for the successful conduct of its business. It is intended that this purpose will be effected through the granting of (a) stock options, (b) stock purchase rights, (c) stock appreciation rights and (d) long-term stock awards.

SECTION 2. Definitions. As used herein, the following definitions shall apply:

(a)	“Affiliate” of any person means any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person, where “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

(b)	“Applicable Laws” means the legal requirements relating to the administration of stock plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time, and the analogous applicable laws of any other country or jurisdiction where Options, Rights or Long-Term Stock Awards or shares of Restricted Stock are granted under the Plan.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Change of Control” shall mean the first to occur of:

(i)	an individual, corporation, partnership, group, associate or other entity or “person”, as such term is defined in Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or any employee benefit plan(s) sponsored by the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors;

(ii)	individuals who constitute the Board of Directors of the Company on the effective date of the Plan (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any Approved Director, as hereinafter defined, shall be, for purposes of this subsection (ii), considered as though such person were a member of the Incumbent Board. An “Approved Director”, for purposes of this subsection (ii), shall mean any person becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee of the Company for director), but shall not include any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board;

(iii)	the approval by the stockholders of the Company of a plan or agreement providing (A) for a merger or consolidation involving the Company other than with a wholly-owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) for a sale, exchange or other disposition of all or substantially all of the assets of the Company. If any of the events enumerated in this subsection (iii) occurs, the Committee shall determine the effective date of the Change of Control resulting therefrom for purposes of the Plan.

(e)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(f)	“Committee” means the Committee or Committees referred to in Section 5 of the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

(g)	“Common Stock” or “Shares” means the Common Stock, $.01 par value per share, of the Company.

(h)	“Company” means Oracle Corporation, a corporation organized under the laws of the state of Delaware, or any successor corporation.

(i)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(j)	“Disability” means a disability, whether temporary or permanent, partial or total, within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

(k)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)	the last reported sale price of the Common Stock of the Company on the Nasdaq National Market or, if no such reported sale takes place on any such day, the average of the closing bid and asked prices, or

(ii)	if such Common Stock shall then be listed on a national securities exchange, the last reported sale price or, if no such reported sale takes place on any such day, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or

(iii)	if such Common Stock shall not be quoted on such National Market nor listed or admitted to trading on a national securities exchange, then the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market, or

(iv)	if none of the foregoing is applicable, then the Fair Market Value of a share of Common Stock shall be determined in good faith by the Board of Directors of the Company in its discretion.

(l)	“Grant” shall mean an instrument or agreement evidencing an Option, Stock Appreciation Right or Long-Term Stock Award granted hereunder, in written or electronic form, which may, but need not, be executed or acknowledged by the recipient thereof.

(m)	“Insider” means an executive officer or director of the Company or any other person whose transactions in Common Stock are subject to Section 16(b) of the Exchange Act.

(n)	“Long-Term Stock Award” means an award under Section 9 below. A Long-Term Stock Award includes stock bonus and unit awards. A stock bonus is a right to receive shares of Common Stock that is subject to time and/or performance restrictions. A unit award shall be similar to the stock bonus award, except that no shares of Common Stock are actually awarded at grant; the recipient is granted a right to receive shares of Common Stock in the future once certain time and/or performance factors are met.

(o)	“Named Executive” means any individual who, on the last day of the Company’s fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four highest compensated officers of the Company (other than the chief executive officer). Such officer status shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

(p)	“Option” means any option to purchase shares of Common Stock granted pursuant to Section 6 below.

(q)	“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of an award under the Plan, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(r)	“Participant” means an individual who has been granted an Option, Right or Long-Term Purchase Award under the Plan.

(s)	“Plan” means this 2000 Long-Term Equity Incentive Plan, as hereinafter amended from time to time.

(t)	“Purchase Agreement” shall have the meaning specified in Section 8.

(u)	“Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 8 below.

(v)	“Right” means and includes Stock Appreciation Rights and Stock Purchase Rights granted pursuant to the Plan.

(w)	“Stock Appreciation Right” or “SAR” means an award made pursuant to Section 7 below, which right permits the recipient to receive cash equal to the difference between the Fair Market Value of Common Stock on the date of grant of the Stock Appreciation Right and the Fair Market Value of Common Stock on the date of exercise of the Stock Appreciation Right.

(x)	“Stock Purchase Right” means an award made pursuant to Section 8 below, which right permits the recipient to purchase Common Stock pursuant to a restricted stock purchase agreement entered into between the Company and the Participant.

(y)	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(z)	“Substitute Awards” shall mean an Option, Right or Long-Term Stock Award granted in assumption of or in substitution for, outstanding options or other awards previously granted by a company acquired by the Company or with which the Company combines.

SECTION 3.  Eligibility.

(a)	Awards may be granted to employees, officers, directors who are also employees or consultants, independent consultants and advisers of the Company or any Parent, Subsidiary or Affiliate of the Company (provided such consultants, and advisers render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction). ISOs (hereinafter defined in Section 6 hereof) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company.

(b)	A Participant may be granted more than one award under this Plan.

(c)	Holders of options and other awards granted by a company acquired by the Company or with which the Company combines are eligible for grant of Substitute Awards hereunder in connection with such acquisition or combination transaction.

SECTION 4.  Stock Subject to the Plan.

(a)	The total number of Shares of Common Stock reserved and available for distribution pursuant to the Plan, as of May 31, 2004, shall be 450,897,091 Shares.(1)

(1)	The number of authorized shares under this Plan as of May 31, 2004 equals 450,897,091, which is the number of authorized shares available for grant under the Company’s 1991 Long-Term Equity Incentive Plan (the “1991 Plan”) as of the date this Plan became effective on October 16, 2000 (the “Effective Date”), plus any additional shares which cease to be available for issuance under the 1991 Plan between the Effective Date and May 31, 2004, less any shares which have been granted under this Plan between the Effective Date and May 31, 2004.

(b)	If any Shares that have been subject to issuance upon exercise of an Option (other than a Substitute Award) cease to be subject to such Option, or if any Shares of Restricted Stock or other Shares that are subject to any Right, Option or Long-Term Stock Award granted hereunder (other than a Substitute Award) are forfeited or repurchased or any such award otherwise terminates or is paid or settled without a payment being made to the Participant in the form of the full number of Shares underlying such awards, such Shares to the extent of such forfeiture, termination or settlement, shall again be available for distribution in connection with future awards or Option grants under the Plan. For purposes of this Section 4(b), awards and options granted under any of the Company’s previous stock option plans (other than any such plans for outside directors) shall be treated as Options, Rights or Long-Term Stock Awards, as the case may be, acquired hereunder. Any NQSO that are transferred to a third party in exchange for cash or other consideration shall be removed from the Plan and the Shares shall not be available for regrant under the Plan even if the transferred NQSO expire without exercise.

(c)	Shares underlying Substitute Awards shall not reduce the number of Shares available for distribution hereunder.

(d)	In the event that any Option, Right or Long-Term Stock Award granted hereunder (other than a Substitute Award) is exercised through the surrender to the Company of Shares or in the event that withholding tax liabilities arising in connection with any such award are satisfied by the withholding of Shares by the Company, the number of Shares available for distribution under the Plan as set forth in Section 4(a) shall be increased by the number of Shares so surrendered or withheld.

(e)	Options and SARs on no more than 25,000,000 Shares of Common Stock and Long-Term Stock Awards and Stock Purchase Rights on no more than 10,000,000 Shares of Common Stock may be granted to any individual in any year under this Plan.

(f)	(i)	In the event that the Common Stock of the Company is split or reverse-split, whether by stock dividend, combination, reclassification or similar method not involving payment of consideration, the number of Shares available for award under this Plan, in aggregate and individually as set forth in Sections 4(a) and 4(e), the number of Shares deliverable under each Option, Right or Long-Term Stock Award outstanding hereunder and the per Share exercise price of each outstanding Option or Right shall automatically be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with Applicable Laws; provided, however, that the number of Shares subject to any award denominated in Shares shall always be a whole number.

	(ii)	In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event other than an event described in Section 4(f)(i) affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of awards under the Plan, including the aggregate and individual limits specified in Section 4, (ii) the number and type of Shares (or other securities or property) subject to outstanding awards, and (iii) the grant, purchase, or exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award; provided, however, that the number of Shares subject to any award denominated in Shares shall always be a whole number.

SECTION 5.  Administration.

(a)	The Plan shall be administered by one or more Committees designated by the Board to administer the Plan, constituted in such a manner as to satisfy the Applicable Laws.

(b)	Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may change the size of the Committee, appoint additional members thereof, remove members (with or without cause), appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws.

(c)	As used herein, except in Sections 17 and 19, references herein to the Board shall mean the Board or the Committee, whichever is then acting with respect to the Plan.

(d)	The Committee shall have the authority to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, and any such interpretation shall be final and binding on all persons having an interest in any award under this Plan. Without limiting the generality of the foregoing, subject to the general purposes, terms, and conditions of the Plan, and to the direction of the Board, the Committee shall have full power to implement and carry out the Plan including, but not limited to, the following:

(i)	to select the employees, officers, consultants, directors and advisers of the Company and/or its Subsidiaries and Affiliates to whom Options, Rights and Long-Term Stock Awards, or any combination thereof, may from time to time be granted hereunder;

(ii)	to determine whether and to what extent Options, Rights and Long-Term Stock Awards, or any combination thereof, are granted hereunder;

(iii)	to determine the number of Shares to be covered by each such award granted hereunder;

(iv)	to approve forms of grant or agreement, or other forms for communicating to Participants that they have been granted an award under the Plan, for use under the Plan;

(v)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder;

(vi)	to determine the form of payment, if any, that will be acceptable consideration for exercise of an Option, Right or Long-Term Stock Award granted under the Plan;

(vii)	to determine whether, or to what extent and under what circumstances Common Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the Participant (including providing for and determining the amount (if any) of any deemed earnings on any deferred amount during any deferral period);

(viii)	to delegate to another committee of the Board or to members of management certain of its powers hereunder to the extent permitted by Applicable Laws;

(ix)	to determine the terms and restrictions applicable to Long-Term Stock Awards, Stock Purchase Rights and the Restricted Stock purchased by exercising such Rights; and

(x)	to adopt sub-plans applicable to particular Subsidiaries, Affiliates or locations, which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 4(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e)	In addition to such other rights of indemnification as they may have as directors, members of the Committee shall be indemnified by the Company against any reasonable expenses, including attorneys’ fees actually and necessarily incurred, which they or any of them may incur by reason of any action taken or failure to act under or in connection with the Plan or any option or other award granted thereunder, and against all amounts paid by them in settlement of any claim related thereto, (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding that such director is liable for negligence or misconduct in the performance of his or her duties; provided that within 60 days after institution of any such action, suit or proceeding a director shall in writing offer the Company the opportunity, at its own expense, to handle the defense of the same.

(f)	Notwithstanding anything to the contrary in this Plan, up to 5% of the Shares of Common Stock reserved and available for distribution under this Plan (as set forth in Section 4) may be granted without regard to any of the restrictions set forth in Sections 9(a)(ii) and 19(b)(ii).

SECTION 6. Stock Options. The Committee, in its discretion, may grant Options to eligible Participants and shall determine whether such Options shall be Incentive Stock Options (“ISOs”) within the meaning of the Code, Nonqualified Stock Options (“NQSOs”) or any other type of Option which may exist from time to time. Each Option shall be evidenced by a Grant which shall expressly identify the Option as an ISO or as NQSO (or other type of Option, as applicable), and be in such form and contain such provisions as the Committee shall from time to time deem appropriate. Without limiting the foregoing, the Committee may, at any time, or from time to time, authorize the Company, with the consent of the respective recipients, to issue new Options.

The Committee shall determine the number of Shares subject to the Option, the exercise price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

(a)	Form of Option Grant. Each Option granted under this Plan shall be evidenced by a Grant in such form (which need not be the same for each Participant) as the Committee shall from time to time approve, which Grant shall comply with and be subject to the terms and conditions of this Plan.

(b)	Date of Grant. The date of grant of an Option shall be the date on which the Committee makes the determination to grant such Option unless otherwise specified by the Committee. The Grant representing the Option will be delivered to Participant with a copy of this Plan within a reasonable time after the granting of the Option.

(c)	Exercise Price. The exercise price of an Option shall be determined by the Committee on the date the Option is granted and may not be less than the Fair Market Value of the Common Stock on the date the Option is granted; provided that (i) the exercise price may be 85% or greater of the Fair Market Value of the Common Stock on the date the Option is granted if any discount in the exercise price to the Fair Market Value of the Common Stock on the date the Option is granted is in lieu of salary or cash bonus and (ii) the exercise price may be less than the Fair Market Value on the date the Option is granted with respect to Options representing an aggregate of no more than 5% of the Shares of Common Stock reserved and available for distribution under this Plan (as set forth in Section 4).

(d)	Exercise Period. Options shall be exercisable within the times or upon the events determined by the Committee as set forth in the Grant; provided, however; that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted. The Committee may attach such conditions to the Shares issued upon exercise of an Option as it shall determine, and may provide in any grant for Option exercise restrictions to be waived in consideration of equivalent transfer or forfeiture provisions to be applied to such underlying Shares.

(e)	Limitations on ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

(f)	Limitations on Transfer. ISOs granted under this Plan, and any interest therein, shall not be transferable or assignable by the Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that NQSOs held by a Participant may be transferred either for or without consideration, as the Committee, in its sole discretion, shall approve.

(g)	Notice. Options may be exercised only by delivery to the Company or its representative of a stock option exercise instrument in a form approved by the Committee from time to time (which may be in written, electronic or other form selected by the Committee from time to time and need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares, if any, and such representations and agreements regarding Participant’s investment intent and access to information, if any, as may be required by the Company to comply with the Applicable Laws, together with payment in full of the exercise price for the number of Shares being purchased or adequate provision therefor, in accordance with Section 6(h).

(h)	Payment. Payment for Shares purchased upon exercise of an Option may be made in cash (by check) or, unless otherwise provided by the Committee in its sole discretion: (i) by cancellation of indebtedness of the Company to the Participant; (ii) by surrender of Shares of Common Stock having a Fair Market Value equal to the applicable exercise price of the Options; (iii) where approved by the Committee in its sole discretion, by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code, provided that the portion of the exercise price equal to the par value of the Shares, if any, must be paid in cash or other legal consideration, and provided further that Participants who are not employees or directors of the Company shall not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares; (iv) by waiver of compensation due or accrued to the Participant for services rendered; (v) pursuant to a broker-assisted “cashless exercise” arrangement; or (vi) by any combination of the foregoing, in each such case to the extent permitted by Applicable Law.

(i)	Limitations on Exercise. In addition to exercise restrictions or other vesting provisions set forth in any Grant, unless the Committee shall otherwise determine, and except in the case of a Substitute Award, the exercisability of an Option following termination of the Participant’s employment shall be subject to this Section 6(i).

(i)	If the Participant ceases to be employed by the Company or any Parent, Subsidiary or Affiliate of the Company for any reason except death or disability, such Participant’s Options may be exercised to the extent (and only to the extent) that they would have been exercisable upon the date of termination of the Participant’s employment, within three (3) months after the date of termination (or such shorter time period as may be specified in the Grant), but in any event no later than the expiration date of the Option.

(ii)	If the Participant’s employment with the Company or any Parent, Subsidiary or Affiliate of the Company is terminated because of the Disability of the Participant, or if the Participant dies within three (3) months of his termination of employment, the Participant’s Options may be exercised to the extent (and only to the extent) that they would have been exercisable on the date of termination of the Participant’s employment, by the Participant (or the Participant’s legal representative) within twelve (12) months after the date of termination of employment (or such shorter time period as may be specified in the Grant), but in any event no later than the expiration date of the Options.

(iii)	If the Participant’s employment with the Company or any Parent, Subsidiary or Affiliate of the Company is terminated because of the death of the Participant, the Participant’s Options may be exercised to the extent (and only to the extent) that they would have been exercisable on the first vesting date occurring after such death as may be specified in the Grant and on the next subsequent vesting date, by the Participant’s legal representative within twelve (12) months after the date of death (or such shorter period as may be specified in the Grant), but in any event no later than the expiration date of the Options.

(iv)	A Participant’s employment relationship shall be considered to have terminated, and the Participant to have ceased to be employed by his or her employer, on the earliest of:

(A)	the date on which the Company, or any Parent, Subsidiary or Affiliate of the Company, as appropriate, delivers to the Participant notice in a form prescribed by the Company that the Company, or such other entity, is thereby terminating the employment relationship (regardless of whether the notice or termination is lawful or unlawful or is in breach of any contract of employment),

(B)	the date on which the Participant delivers notice in a form prescribed by the Company, to the Company, or any Parent, Subsidiary or Affiliate of the Company, as appropriate, that he or she is terminating the employment relationship (regardless of whether the notice or termination is lawful or unlawful or is in breach of any contract of employment),

(C)	the date on which the Participant ceases to provide services to the Company, or any Parent, Subsidiary or Affiliate of the Company, as appropriate, except where the Participant is on an authorized leave of absence, or

(D)	the date on which the Participant ceases to be considered an “employee” under Applicable Law.

The Committee shall have discretion to determine whether a Participant has ceased to be employed by the Company or any Parent, Subsidiary or Affiliate of the Company, as appropriate, and the effective date on which such employment terminated or whether such Participant is on an authorized leave of absence.

(v)	In the case of a Participant who is a director, consultant, or adviser, the Committee will have the discretion to determine whether the Participant is “employed by the Company or any Parent, Subsidiary or Affiliate of the Company” pursuant to the foregoing Sections.

(vi)	The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent the Participant from exercising the full number of Shares as to which the Option is then exercisable.

(j)	Modification, Extension and Renewal of Options. The Committee shall have the power to modify, extend or renew outstanding Options and to authorize the grant of new Options in substitution therefore, provided that any such action may not, without the written consent of the holder, impair any rights under any Option previously granted.

SECTION 7. Stock Appreciation Rights. The Committee, in its discretion, may grant Stock Appreciation Rights to eligible Participants. The following provisions apply to such Stock Appreciation Rights.

(a)	Grant of Stock Appreciation Right. The Stock Appreciation Right shall entitle the holder upon exercise to an amount for each Share to which such exercise relates equal to the excess of (x) the Full Market Value on the date of exercise of a Share over (y) the base or exercise price of the Common Stock as set forth in the applicable Grant. Notwithstanding the foregoing, the Committee may place limits on the amount that may be paid upon exercise of a Stock Appreciation Right.

(b)	Forfeiture of Option. If a Stock Appreciation Right is granted in tandem with an Option, upon exercise of such Stock Appreciation Right, the related Option shall no longer be exercisable and shall be deemed canceled to the extent of such exercise.

(c)	Form of Payment. The Company’s obligation arising upon the exercise of a Stock Appreciation Right may be paid currently or on a deferred basis with such interest or earnings equivalent as may be determined by the Committee, and may be paid in Common Stock or in cash, or in any combination of Common Stock and cash, as the Committee, in its sole discretion, may determine.

(d)	Other Provisions. The Grant evidencing a Stock Appreciation Rights shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee in its sole discretion. The provisions of such Grants need not be the same with respect to each recipient.

SECTION 8.  Stock Purchase Rights.

(a)	Rights to Purchase. Stock Purchase Rights to purchase Restricted Stock may be issued either alone, in addition to, or in tandem with other awards granted under the Plan. After the Committee determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer, which shall in no event exceed 60 days from the date the Stock Purchase Right was granted. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement (the “Purchase Agreement”) in the form determined by the Committee.

(b)	Repurchase Option. Unless the Committee determines otherwise, the Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Committee may determine.

(c)	Other Provisions. The Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee in its sole discretion. The provisions of Purchase Agreements need not be the same with respect to each purchaser.

SECTION 9. Long-Term Stock Awards.

(a)	Administration. (i) Long-Term Stock Awards are stock bonus or stock unit awards that may be granted either alone or in addition to other awards granted under the Plan. The Committee shall determine the nature, length, price (if any) and starting and ending dates of any restriction period (the “Restriction Period") for each Long-Term Stock Award, and shall determine the time and/or performance factors which must be met for a Long-Term Stock Award, the maximum amount payable under the Award and any targets for partial or full payment under such Award, and the extent to which a Long-Term Stock Awards has been earned. Long-Term Stock Awards may vary from Participant to Participant and between groups of Participants. A Long-Term Stock Award performance factor, if any, shall be based upon the achievement of performance goals by the Company, Parent, Subsidiary or Affiliate, a business unit or units of the Company, or upon such individual performance factors or upon such other criteria as the Committee may deem appropriate. Restriction Periods may overlap and Participants may participate simultaneously with respect to Long-Term Stock Awards that are subject to different Restriction Periods and different time and/or performance factors. Long-Term Stock Awards shall be confirmed by, and be subject to the terms of, a Long-Term Stock Award agreement. The terms of such agreements need not be the same with respect to each Participant.

(ii)	Notwithstanding the foregoing, the Restriction Period for any Long-Term Stock Award shall be no less than (A) three years if the Long-Term Stock Award vests or is earned based on the passage of time and continued employment with or service to the Company (or any Parent, Subsidiary or Affiliate) or (B) one year if the Long-Term Stock Award vests or is earned on the basis of the achievement of performance goals.

(iii)	At the beginning of each Restriction Period, the Committee shall determine, for each Long-Term Stock Award subject to such Restriction Period, the number of Shares to be awarded to the Participant or as to which the restrictions shall lapse at the end of the Restriction Period, if and to the extent that the relevant measures of time and/or performance for such Long-Term Stock Award are met. Such number of Shares of Common Stock may be fixed or may vary in accordance with such time and/or performance or other criteria as may be determined by the Committee.

(iv)	No Long-Term Stock Award may be sold, assigned, transferred, pledged or otherwise encumbered during its Restriction Period, provided, however, that a Long-Term Stock Awards held by a Participant may be transferred either for or without consideration, during its Restriction Period if the Committee, in its sole discretion, shall approve.

(b)	Qualified Performance-Based Long-Term Stock Awards. In the case of any Long-Term Stock Awards made to any person who is or may become a Named Executive during the Restriction Period before payment of the Award, the Committee may grant Long-Term Stock Awards that are intended to comply with the requirements of Code section 162(m) (“Qualified Performance-Based Long-Term Stock Awards”). In such case, the Committee shall condition the grant or vesting, as applicable, of the stock bonus or unit upon the attainment of certain objectively determinable performance goals established by the Committee that are conditioned upon the satisfaction by the Company, Parent, Subsidiary, or Affiliate, or a business unit or units of the Company, of one of more of the following performance criteria (the “Qualified Performance Criteria”) during a specified period of no less than three months: revenues, operating expenses, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of the Company’s stock, economic value added, total stockholder return, net income, pre-tax income, operating income, earnings per share, operating profit margin, net income margin, sales margin (including both growth rates and margin percentages), cash flow, market share, inventory turnover, sales growth, capacity utilization, or increase in customer base. As determined by the Committee, Qualified Performance Criteria shall be derived from financial statements of the Company prepared in accordance with generally accepted accounting principles applied on a consistent basis, or, for Qualified Performance Criteria that cannot be so derived, under a methodology established by the Committee prior to the issuance of a Qualified Performance Based Long-Term Stock Award to a Named Executive, the Committee shall make all calculation of actual payments and shall certify in writing, prior to the payment of such Long-Term Stock Awards, the extent, if any, to which the specified performance goals have been met.

(c)	Adjustment of Awards. The Committee may adjust the time and/or performance factors applicable to the Long-Term Stock Awards to take into account changes in law, accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances in order to avoid windfalls or hardships. In the case of any Qualified Performance-Based Long Term Stock Award, the Committee may not increase the Common Stock that would otherwise be payable upon achievement of the stated performance goal or goals, but may reduce or eliminate the maximum Common Stock award due upon attainment of the stated performance goals, basing such cutback either upon subjective performance criteria, individual performance evaluations, or any other standards that are provided in the terms of the Long-Term Stock Award.

(d)	Termination. Unless otherwise provided in the applicable Long-Term Stock Award agreement, if a Participant terminates his or her employment or his or her consultancy during a Restriction Period because of death or Disability, the Committee may provide for an earlier payment in settlement of such award in such amount and under such terms and conditions as the Committee deems appropriate.

Except as otherwise provided in the applicable Long-Term Stock Award agreement, if a Participant terminates employment or his or her consultancy during a Restriction Period for any other reason, then such Participant shall not be entitled to any payment with respect to the Long-Term Stock Award subject to such Restriction Period, unless the Committee shall otherwise determine.

(e)	Form of Payment. The earned portion of a Long-Term Stock Award may be paid currently or on a deferred basis with such interest or earnings equivalent as may be determined by the Committee. Payment shall be made in the form of cash, whole Shares, including Restricted Stock, or a combination thereof, either in a lump sum payment or in installments, all as the Committee shall determine.

SECTION 10.  Withholding Taxes.

(a)	Withholding Generally. The Company shall have the right to withhold or require the recipient to remit to the Company an amount sufficient to satisfy federal, state, or local withholding tax requirements arising in connection with the grant, exercise or settlement of any award under the Plan prior to the delivery of any certificate or certificates for Shares or other amounts hereunder.

(b)	Stock Withholding. When a Participant incurs tax liability in connection with the exercise or vesting of any Option, Right or Long-Term Stock Award, which tax liability is subject to tax withholding under applicable tax laws, and the Participant is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Participant may satisfy the withholding tax obligation by electing to have the Company withhold from the Shares otherwise to be delivered that number of Shares having a Fair Market Value equal to the amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined; provided however that the Company shall not allow withholding of Shares (i) upon exercise or vesting of any Option, Right or Long-Term Stock Award in an amount which exceeds the minimum statutory withholding rates for federal, state and local tax purposes, including payroll taxes or (ii) if such withholding is not permitted under local laws. All elections by a Participant to have Shares withheld for this purpose shall be made in accordance with procedures established by the Committee from time to time.

SECTION 11. Change of Control. Unless specifically provided to the contrary in any Grant or Purchase Agreement, upon a Change of Control, (a) unless outstanding Options and Rights are effectively assumed by the surviving or acquiring corporation or otherwise remain outstanding, such Options and Rights shall become fully vested and exercisable, and any repurchase or resale restrictions applicable to any award granted hereunder shall automatically lapse and such Options or Rights shall expire on the consummation of such Change of Control transaction at such times and on such conditions as the Committee shall determine and (b) if an Option or Right is effectively so assumed or remains outstanding, and the Participant’s employment is terminated (within the meaning of Section 6 hereof) by the surviving or acquiring corporation without cause within twelve (12) months after the consummation of such Change of Control transaction, such Option or Right shall accelerate and become immediately and fully exercisable, and any repurchase or resale restrictions applicable to any such award shall automatically lapse, upon such termination.

SECTION 12. Employment Relationship. Nothing in the Plan or any award made hereunder shall interfere with or limit in any way the right of the Company or of any Parent, Subsidiary or Affiliate to terminate any Participant’s employment or consulting relationship at any time, with or without cause, nor confer upon any Participant any right to continue in the employ or service of the Company or any Parent, Subsidiary or Affiliate.

SECTION 13. General Restriction. Each award shall be subject to the requirement that, if, at any time, the Committee shall determine, in its discretion, that the listing, registration, or qualification of the Shares subject to such award upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, such award or the issue or purchase of Shares thereunder, such award may not be exercised or paid in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The Committee shall be under no obligation to obtain or seek such listing, registration, qualification, consent or approval.

SECTION 14. Rights as a Stockholder. The holder of an Option, Right or Long-Term Stock Award shall have no rights as a stockholder with respect to any Shares covered by the Option, Right or Long-Term Stock Award until the Shares subject to such award have been entered upon the records of the duly authorized transfer agent of the Company. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate so entered.

SECTION 15. Limitations on Assignment of Awards. Except as otherwise provided in Section 6(f) and 9(a) hereof, no awards made hereunder shall be assignable or transferable by the Participant except by will or by the laws of descent and distribution and as otherwise consistent with the specific Plan provisions relating thereto or as the Committee in its sole discretion shall approve either for or without consideration. During the life of the Participant, an Option, Right or Long-Term Stock Award shall be exercisable only by him or her, or by a transferee as permitted by Section 6(f) or 9(a) hereof and any award agreement.

SECTION 16. Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provisions of the Plan shall be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including without limitation, arrangements providing for the granting of Options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 17. Adoption and Stockholder Approval. This Plan shall become effective on the date that it is adopted by the Board of the Company and approved by the stockholders of the Company, in any manner permitted by applicable corporate law.

SECTION 18. Term of Plan. Awards may be granted pursuant to this Plan from time to time prior to the expiration hereof, which shall occur on the date of the Company’s Annual Meeting of Stockholders in 2010.

SECTION 19.  Amendment or Termination of Plan.

(a)	Except to the extent prohibited by applicable law and unless otherwise expressly provided in a Grant or Purchase Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time, provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding award. Notwithstanding anything to the contrary herein, the Committee or its delegee may amend the Plan and/or adopt subordinate arrangements, policies and programs in each case subject to the authority set forth in Section 4 hereof, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations by adopting schedules of provisions to be applicable to awards granted in such jurisdiction.

(b)	The Committee may waive any conditions or rights under, amend any term of, or amend, alter, suspend, discontinue or terminate, any award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an award, provided, however, that (i) no such action shall impair the rights of any affected Participant or holder or beneficiary under any award theretofore granted under the Plan and (ii) the Committee may not materially amend a Long-Term Stock Award without the approval of stockholders.